EXHIBIT 99.1

Johnson Outdoors Announces 2014 First Fiscal Quarter Results

RACINE, Wis., Jan. 31, 2014 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global warm-weather outdoor recreation equipment company, today announced lower revenue and profits during the first fiscal quarter ended December 27, 2013 versus the prior year first quarter (a period in which the Company reported record-high first quarter sales and earnings.)

"The outdoor recreational industry is highly seasonal and heavily influenced by weather conditions. Last year, the first quarter benefitted from unusually early new product shipments, particularly in Marine Electronics. This year, we once again have exciting new innovations across the portfolio, with demand strong and growing; however, the early onset of harsh winter conditions during this year's first quarter has shifted the timing of new product orders and shipments," said Helen Johnson-Leipold, Chairman and Chief Executive Officer. "As always, the battle for consumer discretionary dollars is fierce and challenging, but, at this time, we remain optimistic in our ability to deliver against our 2015 financial targets focused on growing profits faster than sales."

FIRST QUARTER RESULTS

Sales during the first fiscal quarter are typically the lowest of the year as the Company ramps up for the primary selling period of its warm weather outdoor recreation products during the second and third fiscal quarters. Net sales were $79.1 million in the first fiscal quarter compared with net sales of $87.3 million in the prior year quarter. Key factors contributing to the unfavorable comparison were:

  Marine Electronics revenue declined due to the year-over-year shift in pacing of new product shipments and implementation of a new pricing-to-value strategy across the Humminbird® family of products.
  Outdoor Gear revenue reflected growth in consumer camping brands, yet continued de-emphasis in non-core military segments.
  Watercraft sales reflected the anticipated decline in international sales resulting from global restructuring designed to improve the long-term profitability profile of the business.
  Diving sales declined due to challenging economic conditions in European markets and timing of new product shipments.

Total Company operating loss during the seasonally slow first fiscal quarter was ($2.9) million compared to an operating profit of $1.5 million in the prior year period. Primary drivers behind the quarter-to-quarter comparison were:

  Lower volume and unfavorable product mix.
  Higher operating expense in the current period due to increased healthcare costs, as well as higher deferred compensation expenses which are offset in "Other income."

The Company reported a net loss of ($2.2 million), or ($0.22) per diluted share, during the first fiscal quarter compared to net income of $0.2 million, or $0.02 per diluted share, in the same quarter last year.

OTHER FINANCIAL INFORMATION

At December 27, 2013, cash, net of debt was $7.5 million compared to cash, net of debt of $8.6, million at the end of the prior year quarter. Depreciation and amortization was $2.4 million year-to-date, compared to $2.4 million during the prior year-to-date period. Capital spending totaled $3.4 million during the first fiscal quarter compared with $3.0 million in the 2013 first fiscal quarter. In December 2013, the Company's Board of Directors approved a quarterly cash dividend to shareholders of record as of January 9, 2014 which was payable on January 23, 2014.

"New products drove the increase in inventory year-over-year, and we are working diligently to manage levels down and control expenses without compromising our ability to meet customer demand and expectations throughout the coming season. The balance sheet is strong, our capital structure greatly improved and we have the capacity to invest in opportunities focused against our long-term goal of sustained profitable growth while continuing to enhance value for our shareholders," said David W. Johnson, Vice President and Chief Financial Officer.

WEBCAST

The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday January 31, 2014. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page. A replay of the call will be available for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Gear. Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Carlisle® paddles; Extrasport® personal flotation devices; Minn Kota® motors; Cannon® downriggers; Humminbird® marine electronics; LakeMaster® electronic charts; SCUBAPRO® and SUBGEAR® dive equipment; Silva® compasses; Jetboil® outdoor cooking systems; and Eureka!® camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are "forward-looking statements," intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; the Company's continued success in implementing its strategic plan, including its targeted sales growth platforms and focus on innovation; the Company's success in integrating strategic acquisitions; litigation costs related to actions of and disputes with third parties, including competitors; the Company's continued success in working capital management and cost-structure reductions; the Company's ongoing success in meeting financial covenants in its credit agreements with lenders; risk of future write-downs of goodwill or other intangible assets; ability of the Company's customers to meet payment obligations; movements in foreign currencies, interest rates and commodity costs; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

FINANCIAL TABLES FOLLOW

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED
Operating Results	December 27 2013	December 28 2012
Net sales	$ 79,100	$ 87,274
Cost of sales	49,171	53,460
Gross profit	29,929	33,814
Operating expenses	32,837	32,288
Operating (loss) profit	(2,908)	1,526
Interest expense, net	171	418
Other (income) expense, net	(159)	498
(Loss) Income before income taxes	(2,920)	610
Income tax (benefit) expense	(727)	363
Net (loss) income	$ (2,193)	$ 247
Weighted average common shares outstanding - Dilutive	9,945	9,439
Net (loss) income per common share - Diluted	$ (0.22)	$ 0.02
Segment Results
Net sales:
Marine electronics	$ 48,185	$ 53,651
Outdoor equipment	8,383	8,440
Watercraft	5,449	6,814
Diving	17,324	18,483
Other/eliminations	(241)	(114)
Total	$ 79,100	$ 87,274
Operating profit (loss):
Marine electronics	$ 2,332	$ 4,746
Outdoor equipment	(188)	224
Watercraft	(1,636)	(1,682)
Diving	149	702
Other/eliminations	(3,565)	(2,464)
Total	$ (2,908)	$ 1,526
Balance Sheet Information (End of Period)
Cash and cash equivalents	$ 45,944	$ 48,084
Accounts receivable, net	62,982	62,811
Inventories, net	87,653	77,360
Total current assets	211,195	205,154
Total assets	312,886	304,229
Short-term debt	470	31,268
Total current liabilities	60,385	94,480
Long-term debt, less current maturities	37,960	8,196
Shareholders' equity	194,023	174,416
CONTACT: AT JOHNSON OUTDOORS INC.
         DAVID JOHNSON
         VP & CHIEF FINANCIAL OFFICER
         262-631-6600

         CYNTHIA GEORGESON
         VP - WORLDWIDE COMMUNICATION
         262-631-6600